PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

BY AND BETWEEN

HCP, INC.,

a Maryland corporation

and

HCPI/INDIANA, LLC,

a Delaware limited liability company

(collectively, “Seller”)

and

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC
a Delaware limited liability company

(“Buyer”)

Dated effective as of May 30, 2008

TABLE OF CONTENTS

Page

EXHIBITS
A	—	PROPERTY ADDRESSES AND DESCRIPTIONS
B	—	LIST OF EXCLUDED PERSONAL PROPERTY
C	—	ESCROW GENERAL PROVISIONS
D	—	LIST OF PROPERTY DOCUMENTS
E	—	FORM OF ESNDA
F	—	FORM OF DEED
G	—	FORM OF BILL OF SALE
H	—	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
I	—	FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND INTANGIBLES
J	—	FORM OF TENANT NOTICE
K	—	FORM OF FIRPTA CERTIFICATE
L	—	FORM OF OWNER’S AFFIDAVIT
M	—	[RESERVED]
N	—	FORM OF RELEASE OF CLAIMS
O	—	8-K AUDIT LETTER

SCHEDULES

1.1(d)-1 1.1(d)-2 1.3 4.5(b)(ii) 5.1(d)	LIST OF LEASES AND TENANTS AS OF THE EFFECTIVE DATE LIST OF SECURITY DEPOSITS AS OF THE EFFECTIVE DATE PURCHASE PRICE ALLOCATIONS SPECIFIED EXISTING LEASES LITIGATION

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made effective as of May 30, 2008 (the “Effective Date”), by and between HCP, INC., a Maryland corporation (“HCP”), and HCPI/INDIANA, LLC, a Delaware limited liability company (“HCP/Indiana”, and together with HCP, “Seller”), and G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company (“Buyer”).

ARTICLE I.

PURCHASE AND SALE

Section 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey or cause to be sold and conveyed to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following:

(a) the fee interest in and to those certain tracts or parcels of land situated in the State of Indiana and more particularly described on Exhibit A attached hereto and made a part hereof, in each case together with all easements, rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to as the “Land”). The addresses for the parcels of Land are also set forth on Exhibit A;

(b) the commercial buildings located on the Land, and any and all other buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding trade fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all tangible personal property which is owned by Seller, located upon the Land or within the Improvements, and used exclusively in connection with the operation or occupation of all or any part of the Land and Improvements, including, without limitation, any appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (the “Personal Property”); provided, however, that Personal Property shall specifically exclude (i) any tangible personal property owned by tenants or other occupants of the Properties (as such term is defined in Section. 1.2 hereof), and (ii) those specific items of tangible personal property listed on Exhibit B as “Excluded Personal Property”;

(d) to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof), any and all of Seller’s right, title and interest (i) as landlord/lessor in and to the leases, licenses, and occupancy agreements, including all amendments or modifications thereto or supplements thereof, covering all or any portion of the Real Properties (as such term is defined in Section 1.2 hereof) (collectively, the “Leases”), (ii) in and to all rents and other sums due under the Leases (collectively, the “Rents”) and (iii) any and all unapplied security deposits, prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases in Seller’s possession or control or for which Seller is responsible under the Leases (collectively, the “Security Deposits”). Attached hereto as Schedule 1.1(d)-1 is a list of all Leases to which Seller is a party and the common name of the tenant thereunder. Schedule 1.1(d)-2 attached hereto sets forth the amount of any Security Deposit that has been provided to Seller in connection with each such Lease, and if such Security Deposit was provided in a form other than cash, the form thereof, in each case as of the Effective Date;

(e) any and all of Seller’s right, title and interest in and to all assignable Operating Agreements (as defined in Section 3.3 hereof) which have not been terminated pursuant to the terms of this Agreement prior to the Closing (collectively, the “Assigned Operating Agreements”); and

(f) to the extent assignable, all of Seller’s right, title and interest in and to (i) all warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, (ii) all permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Properties, (iii) all reports, test results, environmental assessments, surveys, plans and specifications, and (iv) the non-exclusive use of each facility and building name identified on Exhibit A (but only to the extent that Seller owns or has any right to use the same) (the property described in this clause (f) being sometimes herein referred to collectively as the “Intangibles”).

Section 1.2 Property Defined. The Land and the Improvements are hereinafter sometimes referred to, with respect to each tract or parcel more particularly described in Exhibit A, individually as a “Real Property,” and, with respect to all such tracts or parcels more particularly described in Exhibit A, collectively as the “Real Properties.” The Real Property, the Personal Property, the Leases, the Rents, the Security Deposits, the Assigned Operating Agreements and the Intangibles are hereinafter sometimes referred to, with respect to each tract or parcel more particularly described in Exhibit A, individually as a “Property”, and, with respect to all such tracts or parcels more particularly described in Exhibit A, collectively as the “Properties.”

Section 1.3 Purchase Price. Subject to the terms and conditions hereof, Seller shall sell and Buyer shall purchase the Properties for the amount of Ninety Million One Hundred Thousand Dollars ($90,100,000) (as increased or decreased by prorations and adjustments as herein provided) (the “Purchase Price”). The parties hereby agree that the Purchase Price shall be allocated among each Property as set forth on Schedule 1.3 attached hereto (the “Allocated, Purchase Price”). The parties agree that the Allocated Purchase Price has been arrived at by a process of arm’s-length negotiations, including, without limitation, the parties’ best judgment as to the fair market value of each respective Property, and the parties specifically agree to the Allocated Purchase Price as final and binding, and will consistently reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with this transaction, which obligations shall survive the Closing.

Section 1.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at the Closing in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer prior to the Closing. Not less than one (1) “Business Day” (as defined in Section 10.21 hereof) prior to the Closing, Buyer shall deposit into “Escrow” (as defined in Section 1.5 hereof), in cash or other immediately available funds, the full amount of the Purchase Price, less the Deposit previously deposited by Buyer into Escrow, and as increased or decreased by prorations and adjustments as herein provided.

Section 1.5 Opening of Escrow; Deposit. Within three (3) days following the mutual execution and delivery of this Agreement, (i) the parties shall establish an escrow (the “Escrow”) with First American Title Insurance Company (the “Escrow Holder” and “Title Company”), (ii) the parties shall deposit with the Escrow Holder a fully executed original or original counterpart(s) of this Agreement, and (iii) Buyer shall deposit with the Escrow Holder a sum equal to One Million Dollars ($1,000,000) (the “Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer, which shall be allocated to each Property in the same percentage allocations as the Purchase Price is allocated to each Property (with respect to each Property, the “Allocated Deposit”). Escrow Holder shall hold the Deposit in an interest-bearing account of a federally insured bank or savings and loan association reasonably acceptable to Buyer and Seller, and shall otherwise handle the Deposit in accordance with the terms and conditions of this Agreement. All interest accrued on the Deposit shall be added to and become part of the Deposit. Subject to Section 4.11 hereof, the entire Deposit together with all interest accrued thereon shall be credited to the Purchase Price upon the Closing Date. The failure of Buyer to timely deliver any portion of the Deposit hereunder shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately and retain any portion of the Deposit previously delivered by Buyer as its sole and exclusive remedy for such default hereunder, at law and in equity. Except as otherwise specifically provided in this Agreement, the Deposit (including the accrued interest thereon) shall be nonrefundable upon expiration of the Contingency Period.

Section 1.6 Deposit as Liquidated Damages. AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD, IN THE EVENT THE SALE OF THE PROPERTIES AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF (i) BUYER’S DEFAULT UNDER THIS AGREEMENT WHICH IS NOT CURED WITHIN THE CURE PERIOD SPECIFIED IN SECTION 6.1, OR (ii) FAILURE OF THE CONDITION SET FORTH IN SECTIONS 4.9(c) or (d) TO BE SATISFIED, THEN THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE DELIVERED TO SELLER AS LIQUIDATED DAMAGES. THE PARTIES RECOGNIZE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THE SALE IS NOT CONSUMMATED AS A RESULT OF SUCH A BUYER DEFAULT OR FAILURE OF THE CONDITION SET FORTH IN SECTIONS 4.9(c) or (d) TO BE SATISFIED ARE

EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE AT THE EFFECTIVE DATE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 1.6 BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND NOT A PENALTY, AND SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM A FAILURE OF THE SALE TO CLOSE AS A RESULT OF SUCH A BUYER’S DEFAULT OR FAILURE OF THE CONDITION SET FORTH IN SECTIONS 4.9(c) or (d) TO BE SATISFIED, BOTH AT LAW AND IN EQUITY. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 1.6 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT OR THE “OTHER TRANSACTION DOCUMENTS” (AS DEFINED IN SECTION 10.6 HEREOF) OR BY REASON OF THE OTHER PARTY’S OBLIGATION TO PAY THE PREVAILING PARTY’S ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 10.17 HEREOF. BY SEPARATELY EXECUTING THIS SECTION 1.6. BELOW OR ON THE NEXT PAGE, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT, WAS EXECUTED. THE PROVISIONS OF THIS SECTION 1.6 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

[Signature Page Follows; Remainder of Page Left Intentionally Blank]

[Signature Page for Section 1.6]

HCP, INC., a Maryland corporation By: /s/ Thomas Klaritch Name: Thomas Klaritch Its: Executive Vice President	G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company By: /s/ Shannon K S Johnson Name: Shannon K S Johnson Its: Authorized Signatory
HCPI/INDIANA, LLC, a Delaware limited liability company, By: HCP, Inc, a Maryland corporation its Managing Member By: /s/ Thomas Klaritch Name: Thomas Klaritch Title: Executive Vice President

[Remainder of Page Left Intentionally Blank]

Section 1.7

Escrow Holder. By its execution and delivery of this Agreement, Escrow Holder agrees to be bound by the terms and conditions of this Agreement to the extent applicable to its duties, liabilities and obligations as “Escrow Holder.” Escrow Holder shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Escrow Holder shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Holder’s breach of contract, willful misconduct or negligence. If Escrow Holder is in doubt as to its duties or obligations with regard to the Deposit, or if the Escrow Holder receives conflicting instructions from Buyer and Seller with respect to the Deposit, the Escrow Holder shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Buyer and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or the Escrow Holder may interplead the Deposit in accordance with the laws of the State of California. Escrow Holder shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon. The Escrow General Provisions are attached hereto as Exhibit C and made a part hereof. In the event of any conflict between the terms and provisions of this Agreement and the Escrow General Provisions, the terms and provisions of this Agreement shall control.

Section 1.8 Independent Contract Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Holder for delivery to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.

ARTICLE II.

TITLE AND SURVEY

Section 2.1 Title Contingency Period. During the period beginning on the Effective Date and ending at 5:00 p.m. Los Angeles, California time on the thirtieth (30th) day following the Effective Date (hereinafter referred to as the “Title Contingency Period”), Buyer shall have the right to review and investigate any and all conditions and aspects of title to the Real Properties. Without limiting the foregoing, Buyer shall have the right to review: (a) a current preliminary title report or title commitment prepared by the Title Company covering each of the Real Properties and all underlying exceptions, which shall be obtained by Buyer from the Title Company (the “Title Commitments”), and (b) a copy of the most current ALTA survey of each of the Real Properties in Seller’s possession and control, if any (the “Existing Surveys”) (the items referred to in clauses (a) and (b) of this Section 2.1 are hereinafter referred to as the “Title Contingency Items”); provided, however, in no event shall the Title Contingency Period be extended or delayed if Seller does not possess or is unable to locate an Existing Survey of any of the Real Properties. During the Title Contingency Period, Buyer shall also have the right to obtain and review additional documentation relating to the ownership of the Real Properties including, without limitation, a new or updated ALTA survey of each of the Real Properties prepared by a licensed surveyor or engineer, obtained by Buyer at Buyer’s sole cost (the “New Surveys”); provided, however, that in no event shall the Title Contingency Period be extended or delayed in order to permit Seller to obtain or review any New Surveys.

Section 2.2 Title Examination.

(a) Buyer shall notify Seller in a reasonably detailed writing (the “Title Objection Notice”) prior to the expiration of the Title Contingency Period which exceptions to title (including survey matters), if any, will not be accepted by Buyer and the specific grounds for disapproval thereof. Any exception to title, encumbrance or other matter which is disclosed in the Title Contingency Items or any New Surveys and which Buyer fails to disapprove prior to the expiration of the Title Contingency Period shall be deemed conclusively to have been approved by Buyer. If Buyer delivers any Title Objection Notice to Seller, then Seller shall have two (2) Business Days after receipt of the Title Objection Notice to notify Buyer in writing that Seller either (i) will remove such objectionable exception from title on or before the Closing, or (ii) elects not to cause such exception to be removed (a “Non-Removal Notice”); provided, however, that any Title Objection Notice which has been delivered by Buyer to Seller prior to the Effective Date shall be deemed to have been received by Seller on the Effective Date for the purposes of this Section 2.2. If Seller delivers a written notice to Buyer that Seller will remove such objectionable exception from title but fails to timely do so, then Buyer shall have the right to terminate this Agreement with respect to all (but not less than all) of the Properties, in which event, the provisions of Section 3.7 hereof shall apply. If Seller fails to notify Buyer of its election within said two (2) Business Day period, then Seller shall be deemed to have delivered a Non-Removal Notice as to that exception. Any updates to any Existing Surveys or New Surveys shall be Buyer’s sole responsibility, both as to performance and payment of costs therefor. If Seller gives (or is deemed to have given) Buyer a Non-Removal Notice, then Buyer shall have until the date that is three (3) Business Day after the date that Seller shall have given (or be deemed to have given) the Non-Removal Notice to notify Seller in writing that Buyer elects to either (A) nevertheless proceed with the purchase and take title to the Properties subject to such exceptions, or (B) terminate this Agreement with respect to all, but not less than all, of the Properties, in which event the provisions of Section 3.7 hereof shall apply. If Buyer fails to notify Seller in writing of its election on or prior to the expiration of such three (3) Business Day period, then Buyer shall be deemed to have elected to proceed with the purchase and take title to the Properties subject to such exceptions without any reduction in the Purchase Price. The operation of the notice and response provisions of this Section 2.2 shall extend the Closing Date only as necessary to effectuate the provisions of this Section 2.2.

(b) Buyer may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objection to any liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way, or other matters affecting title to the Properties (each, an “Intervening Lien”) (i) raised by the Title Company after the expiration of the Title Contingency Period and prior to the Closing or otherwise disclosed on any update or revision to any New Survey received by Buyer after the expiration of the Title Contingency Period and prior to the Closing, and (ii) which (A) was not disclosed by the Title Company or by any Existing Survey, New Survey or any other materials made available to Buyer, prior to 5:00 p.m. Los Angeles, California time on the date which is two (2) Business Days prior to the expiration of the Title Contingency Period, (B) was not known to Buyer prior to the expiration of the Title Contingency Period, or (C) would not have been disclosed by a reasonable physical inspection of the Properties prior to the expiration of the Title Contingency Period. Buyer must notify Seller of such objection to any such Intervening Liens within three (3) Business Days of receiving written notice of, or materials disclosing, the existence of such Intervening Liens (provided, however, if receipt of written notice of, or materials disclosing, such additional title matters is less than three (3) Business Days prior to the Closing Date, then the Closing Date shall be extended to permit the procedures in this section to be implemented or Seller shall have the right to terminate this Agreement in Seller’s sole discretion). Failure to timely deliver a Gap Notice to Seller shall be deemed to be Buyer’s approval of any such Intervening Lien. If Buyer sends a Gap Notice to Seller, then Buyer and Seller shall have the same rights and obligations with respect to such Gap Notice as apply to a Title Objection Notice under Section 2.2(a).

Section 2.3 Permitted Exceptions. The Properties shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:

(a) those matters that are either approved or deemed approved by Buyer in accordance with Section 2.2 and Section 2.3 hereof;

(b) the rights of tenants or other occupants under the Leases, any subleases and any other occupancy agreements under the Leases or otherwise entered into pursuant to Section 5.5(b);

(c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to proration as herein provided;

(d) local, state and federal laws, ordinances or governmental regulations, including, but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Properties; and

(e) items shown on the Title Commitments, Existing Surveys or New Surveys and not objected to by Buyer, or waived or deemed waived by Buyer in accordance with Section 2.2 hereof and if Buyer does not obtain New Surveys, those matters which would be disclosed by an accurate survey or inspection of the Properties.

Section 2.4 Conveyance of Title. At Closing, Seller shall convey and transfer, or cause to be conveyed or transferred, to Buyer with respect to each Real Property, fee simple title to such Real Property by execution and delivery of the Deeds (as defined in Section 4.2(a) hereof). Evidence of delivery of such fee title shall be the issuance by the Title Company of current ALTA Standard Coverage Owner’s Policies of Title Insurance (or its equivalent in the applicable jurisdictions) (each a “Title Policy”, and collectively, the “Title Policies”) covering each Real Property, in the full amount of the Allocated Purchase Price for such Real Property, showing fee title to such Real Property vested exclusively in Buyer, subject only to the Permitted

Exceptions (or the Title Company’s written commitment to issue such Title Policies). Except as provided below and in Section 4.6 hereof, the cost of the Title Policies shall be paid by Seller. If prior to Closing, Buyer shall deliver to the Title Company New Surveys meeting the minimum standards as required by the Title Company for issuance of ALTA Extended Owner’s Policies of Title Insurance (or its equivalent in the applicable jurisdictions), then Buyer shall be entitled to obtain ALTA Extended Coverage Owner’s Policies (or its equivalent in the applicable jurisdictions) in lieu of ALTA Standard Coverage Owner’s Policies (or its equivalent in the applicable jurisdictions) so long as the Closing is not thereby delayed. Buyer shall pay the additional premium for such extended coverage policies, including any endorsements thereto, unless such endorsement is necessary to cure an objectionable exception identified in Section 2.2(a) above that Seller has agreed to remove (“Curative Endorsements”), and the cost of any New Surveys.

ARTICLE III.

REVIEW OF PROPERTY

Section 3.1 Right of Inspection.

(a) During the period from the Effective Date and ending at 5:00 p.m. Los Angeles, California time on the thirtieth (30th) day following the Effective Date (hereinafter referred to as the “Contingency Period”), Buyer shall have the right (i) to review and investigate any and all conditions and aspects of the Properties in its sole discretion (except as expressly provided below and except for title and survey matters, which shall be governed by Article II hereof), (ii) to receive and review copies of those items listed in Exhibit D attached hereto (except to the extent identified in such Exhibit D as items to be made available for Buyer’s inspection and review at Seller’s offices or at the offices of Seller’s property manger) (the “Property Documents”) to the extent in Seller’s possession or control, and (iii) at Buyer’s sole cost and expense, to make physical inspections of and conduct tests and reviews upon the Properties, including, but not limited to, an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement and to examine such other documents and files (i.e., in addition to the Property Documents) concerning the ownership, use, occupancy, leasing, maintenance, operation and development of the Properties that are within Seller’s possession or control. The Property Documents shall be (if they have not already been) made available to Buyer through the secure website (the “E-Room”) to which Buyer has previously been granted access on or before one (1) Business Day after the Effective Date. All other documents and files within Seller’s possession or control shall be made available for Buyer’s review at Seller’s offices or at the offices of Seller’s property manager. If required by law, Seller shall provide a Natural Hazards Disclosure Report or similar disclosure report as may be required or proscribed by the applicable jurisdictions prior to the expiration of the Contingency Period.

(b) Notwithstanding anything to the contrary contained in Section 3.1(a) hereof (except to the extent listed on Exhibit D), Buyer acknowledges that it shall have no right to examine any of the following documents in connection with its review of the Properties: (i) partnership, limited liability company or corporate records of Seller, (ii) internal memoranda of Seller, (iii) financial projections or budgets prepared by or for Seller, (iv) appraisals prepared by or for Seller, (v) accounting or tax records of Seller, (vi) similar proprietary, confidential or privileged information, and (vii) any internal memoranda relating to the foregoing (collectively, the “Confidential Documents”). In addition, notwithstanding anything to the contrary contained in Section 3.1(a) hereof, Buyer shall have no right to examine any cost estimates relating to any work recommended by and included as a part of any physical inspection, engineering or other system reports prepared by or for Seller relating to the Properties (collectively, the “Physical Inspection Reports”), and Seller shall have the right to redact such cost estimates from such Physical Inspection Reports prior to Buyer’s examination of the same.

(c) All on-site inspections of the Properties shall be undertaken in accordance with the terms and conditions of that certain Access Agreement, dated of even date with the Effective Date, by and between Seller and Buyer (as may be amended, modified, supplemented and amended and restated from time to time, the “Access Agreement”). Upon request by Seller, Buyer will furnish to Seller (without representation or warranty of any kind, express or implied), all non-proprietary inspection reports prepared for Buyer with respect to the Properties by independent third parties (provided that in no event shall Buyer be required to deliver any Confidential Documents or other attorney-client communications or any internal memoranda prepared by counsel to Buyer or any physical inspection reports except for the Physical Inspection Reports described in Section 3.1(b) hereof) at no charge to Seller. Buyer agrees to protect, indemnify, defend (with counsel satisfactory to Seller) and hold Seller and Seller’s employees, officers, directors, representatives, invitees, tenants, agents, contractors, servants, attorneys, shareholders, participants, affiliates, partners, members, parents, subsidiaries, successors and assignees, free and harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of, or resulting from, the inspection of the Properties by Buyer or its agents or consultants; provided, however, that Buyer shall not be responsible for any liability, damage, loss, cost or expense arising out of Buyer’s discovery of a pre-existing condition at any of the Properties, including reporting any such condition to the appropriate authorities if required to do so by law and Seller shall be solely responsible for any liability, damage, loss, cost or expense arising out of Buyer’s discovery of such pre-existing condition at any of the Properties, and for compliance with any reporting obligation that arises from such discovery. Notwithstanding anything to the contrary in this Agreement, (1) Buyer shall not be relieved of its obligation to indemnify, defend and hold harmless Seller to the extent that any pre-existing condition is aggravated by Buyer and/or Buyer’s representatives in connection with any inspection of the Properties, and (2) Buyer’s obligation to indemnify, defend and hold harmless Seller pursuant to this Section 3.1(c) shall survive Closing or any termination of this Agreement until such time as it is determined by final judgment that any claims against Buyer for such matters indemnified under this paragraph are fully and finally barred as to Buyer by the applicable statute of limitations.

(d) Buyer’s right of access to the Properties shall also include the right during the Contingency Period to meet and confer with tenants of the Properties in accordance with the terms and conditions of the Access Agreement.

Section 3.2 Environmental Reports. BUYER ACKNOWLEDGES THAT BUYER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT D (THE “ENVIRONMENTAL REPORTS”) WHICH WERE MADE AVAILABLE ON THE E-ROOM AS PART OF THE PROPERTY DOCUMENTS WITHOUT REPRESENTATION AND WARRANTY. SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. BUYER SHALL HAVE NO CLAIMS AGAINST THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER. BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE CONTINGENCY PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTIES TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

Section 3.3 Operating Contracts. As part of the Property Documents, Seller shall deliver to Buyer a schedule listing all service contracts, vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, brokerage and leasing commission agreements and other agreements relating to the upkeep, repair, maintenance, management, leasing or operation of the Land, Improvements or Personal Property (collectively, the “Operating Agreements”) and copies thereof; provided, however, that notwithstanding anything to the contrary in Section 3.1 hereof, such schedule and copies shall be provided within five (5) Business Days following the Effective Date. Buyer shall have the right, in its sole discretion, to request that Seller provide notice of termination of any Operating Agreement that is terminable by notice to the other party thereto in accordance with its terms by delivering to Seller written notice of such election (the “Contract Termination Notice”) on or before the expiration of the Contingency Period. If Buyer timely delivers a Contract Termination Notice with respect to any such Operating Agreement, Seller shall, within five (5) Business Days after receipt of such Contract Termination Notice and after the end of the Contingency Period and provided that this Agreement has not otherwise been terminated in accordance with its terms, provide such notice of termination to the counter party to such Operating Agreement, specifying a termination date for such Operating Agreement to be the later of (i) the Closing Date or (ii) the earliest possible date for termination of the Operating Agreement in accordance with the terms thereof. If Buyer fails to deliver the Contract Termination Notice within such time period, Buyer shall be deemed to have elected to not have Seller deliver a termination notice with respect to any such Operating Agreement. To the extent not terminated as of the Closing Date pursuant to the terms of this Section 3.3, at Closing, Buyer shall assume all assignable Operating Agreements then in effect, and each such assignable Operating Agreement then in effect shall be deemed an “Assigned Operating Agreement”. All Assigned Operating Agreements assumed by Buyer at the Closing will be assumed only with respect to any obligations arising thereunder from and after the Closing, as more particularly described in this Agreement and the Exhibits hereto and subject to the prorations and adjustments provided herein.

Section 3.4 No Financing Contingency. It is expressly agreed that there shall not be any conditions making Buyer’s obligations under this Agreement contingent upon the obtaining of any financing by Buyer. The purchase of the Properties under this Agreement shall be on an “ALL CASH” basis, to be paid in accordance with Section 4.3 of this Agreement.

Section 3.5 [Intentionally Omitted].

Section 3.6 Due Diligence; Right of Termination. If for any reason whatsoever, Buyer determines that the Properties or any aspect thereof is unsuitable for Buyer’s acquisition, Buyer shall have the right to terminate this Agreement with respect to all, but not less than all, of the Properties by giving written notice thereof to Seller prior to the expiration of the Contingency Period, and if Buyer gives such notice of termination within the Contingency Period, then this Agreement shall terminate in accordance with the provisions of Section 3.7 below. If Buyer fails to give Seller a notice of termination prior to the expiration of the Contingency Period, subject to the other terms and conditions of this Agreement, then Buyer shall be deemed to have elected to proceed with the purchase of the Properties pursuant to the terms of this Agreement; provided, however, Buyer’s approval (or deemed approval) of title and survey matters shall at all times be governed by Article II hereof.

Section 3.7 Rights Upon Termination. If this Agreement is terminated by Buyer in the manner and within the applicable time period(s) provided pursuant to the provisions of this Agreement, or because of a failure of a condition precedent to the parties’ obligations hereunder as set forth in Section 4.7 and Section 4.9 below, then (i) each party shall promptly execute and deliver to the Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination, (ii) the Deposit shall be returned to Buyer, (iii) all instruments in Escrow shall be returned to the party depositing the same, (iv) at the request of Seller, Buyer shall return or destroy all items previously delivered by Seller to Buyer and/or furnish to Seller (without representation or warranty of any kind, express or implied), all non-proprietary inspection reports prepared for Buyer with respect to the Properties by independent third parties (provided that in no event shall Buyer be required to deliver any attorney-client communications or any internal memoranda prepared by counsel to Buyer), (v) Buyer and Seller shall each pay one-half (1/2) of all Escrow and title cancellation charges (except as otherwise provided for in this Agreement), and (vi) neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Properties by reason of this Agreement, except for any indemnity obligations of either party pursuant to the provisions of this Agreement or the Other Transaction Documents or otherwise expressly stated in this Agreement or the Other Transaction Documents to survive termination. Notwithstanding the foregoing, in the event of a termination of this Agreement pursuant to Section 6.2, then the Deposit shall be disbursed to Seller in accordance with Section 1.6 hereof. Notwithstanding the foregoing, if Closing does not occur as a result of Seller’s failure to satisfy any of its obligations set forth in Section 4.7, or as a result of Buyer’s failure to satisfy any of its obligations set forth in Section 4.9, then the party failing to satisfy its obligations shall pay all title and Escrow charges and expenses. The provisions of this Section 3.7 shall survive the Closing, but shall not limit the rights of (x) any party under Section 6.1 and Section 6.2, in the event of a default under this Agreement by the other party, or (y) Seller under Section 1.6 in the event of the failure of the condition in Sections 4.9(c) or (d) to be satisfied.

ARTICLE IV.

CLOSING

Section 4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall occur on or before the thirtieth (30th) day following the expiration of the Contingency Period (the actual date on which Closing shall occur being referred to herein as the “Closing Date”). The term “Closing” is used in this Agreement to mean the time and date the transactions hereby are closed with respect to the Properties and the Title Policies are issued (or the Title Company has provided its written commitment to issue such Title Policies), regardless of whether the Deeds are actually recorded in the Official Records of the Recorder of the County in which the Properties are situated.

Closing shall be consummated through the Escrow administered by the Escrow Holder. At Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be covenants to the parties to perform and shall be concurrent conditions.

Section 4.2 Seller’s Obligations at Closing. Except as otherwise expressly provided below, at or prior to Closing, Seller shall:

(a) with respect to each Real Property, deliver or cause to be delivered to Buyer through Escrow an original duly executed and acknowledged special warranty deed in substantially the form attached hereto as Exhibit F, but with such changes thereto as are required by any applicable laws in the jurisdiction where such Real Property is located (the “Deed”);

(b) with respect to each Property, deliver or cause to be delivered to Buyer through Escrow two (2) original counterparts of a duly executed bill of sale in the form attached hereto as Exhibit G (the “Bill of Sale”);

(c) with respect to each Property, deliver or cause to be delivered to Buyer through Escrow two (2) original counterparts of a duly executed assignment and assumption agreement (the “Assignment of Leases”) in the form attached hereto as Exhibit H;

(d) with respect to each Property, deliver or cause to be delivered to Buyer through Escrow two (2) original counterparts of a duly executed assignment and assumption agreement (the “Assignment of Contracts and Intangibles”) in the form attached hereto as Exhibit I;

(e) deliver to Buyer through Escrow executed notices in the form attached hereto as Exhibit J (the “Tenant Notices”);

(f) if any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Buyer a duly executed original certificate of Seller (“Seller’s Closing Certificate”), dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, updating the representations and warranties contained in Section 5.1 below to the Closing Date and identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing, and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent. The occurrence of a change in a representation and warranty shall, if materially adverse to Buyer, as determined by Buyer in Buyer’s reasonable good faith business judgment, constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof, unless such matter is cured at least one (1) Business Day prior to Closing. If, despite changes or other matters described in Seller’s Closing Certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(g) deliver to the Title Company or Escrow Holder such evidence as either may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) deliver to Buyer through Escrow a certificate in the form attached hereto as Exhibit K duly executed by Seller, stating that Seller is not a “foreign person”, a “foreign corporation”, a “foreign partnership”, a “foreign trust”, a “foreign estate”, or a “disregarded entity” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, along with any applicable State or local law equivalent;

(i) within thirty (30) days following the Closing, deliver to Buyer outside of Escrow or at the Properties all original Leases, together with all original leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Properties (but excluding any Confidential Documents), in each case to the extent in the possession of Seller. Prior to delivery of the foregoing, Seller may, at its sole cost, make a copy of all files, records and documents which Seller has delivered to Buyer. In addition, for a period of twelve (12) months after the Closing or until the particular Property is sold by Buyer, whichever is earlier, Buyer shall use commercially reasonable efforts to provide Seller copies (without representation or warranty of any kind, express or implied), at Seller’s sole cost and expense, of all files, records and documents delivered to Buyer in connection with the Closing to the extent in Buyer’s possession, promptly after the receipt of an advance written request by Seller; provided that Buyer shall have no monetary liability for failure to comply with this clause. The provisions of this Section 4.2(i) shall survive the Closing;

(j) deliver an owner’s affidavit with regard to each Property to the Escrow Holder in substantially the form attached hereto as Exhibit L, but with such changes thereto as are necessary to provide the information required by such affidavit with respect to such Property;

(k) deliver to Buyer possession and occupancy of the Properties, subject to the Permitted Exceptions;

(l) execute and deliver a closing statement acceptable to Seller through

Escrow;

(m) perform and satisfy all agreements and covenants required hereby to be performed by Seller prior to or at the Closing;

(n) to the extent reasonably required by the Title Company, deliver a gap indemnity agreement with regard to each Property to Escrow Holder in a form reasonably acceptable to Seller and the Title Company; and

(o) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, including the Sales Disclosure Form required by the State of Indiana to be completed on State Form 46021, as amended.

Section 4.3 Buyer’s Obligations at Closing. At, or prior to Closing, Buyer shall:

(a) pay to Seller through Escrow the full amount of the Purchase Price (due credit shall be given for the Deposit as provided herein), as increased or decreased by prorations and adjustments as herein provided in immediately available wire transferred funds pursuant to Section 1.4 hereof;

(b) with respect to each Property, deliver or cause to be delivered to Seller through Escrow two (2) original counterparts of a duly executed Assignment of Contracts and Intangibles;

(c) if any representation or warranty of Buyer needs to be modified due to changes since the Effective Date, deliver to Seller a duly executed original certificate of Buyer (“Buyer’s Closing Certificate”), dated as of the Closing Date and executed on behalf of Buyer by a duly authorized officer thereof, updating the representations and warranties contained in Section 5.3 below to the Closing Date and identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Buyer be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Section 5.3 hereof which results from any change that (i) occurs between the Effective Date and the date of Closing, and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Buyer to prevent. The occurrence of a change in a representation or warranty shall, if materially adverse to Seller, as determined by Seller in Seller’s reasonable good faith business judgment, constitute the non-fulfillment of the conditions set forth in Section 4.9(c) hereof, unless such matter is cured at least one (1) Business Day prior to Closing. If, despite changes or other matters described in Buyer’s Closing Certificate, the Closing occurs, Buyer’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(d) deliver to the Title Company or Escrow Holder such evidence as either may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(e) with respect to each Property, deliver or cause to be delivered to Seller through Escrow two (2) original counterparts of a duly executed Assignment of Leases;

(f) execute and deliver a closing statement acceptable to Buyer through Escrow;

(g) perform and satisfy all agreements and covenants required hereby to be performed by Buyer prior to or at the Closing;

(h) execute and deliver and cause any Buyer-Affiliated Assignee (as defined in Section 10.3 hereof), if applicable, to execute and deliver to Seller a release of claims (the “Release”) in the form attached hereto as Exhibit N; and

(i) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, including the Sales Disclosure Form required by the State of Indiana to be completed on State Form 46021, as amended.

Section 4.4 Escrow Holder’s Obligations at Closing. The Escrow Holder shall undertake the following at or promptly after Closing:

(a) If necessary, the Escrow Holder is authorized and instructed to insert the date Escrow closes as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;

(b) Cause the Deeds and any other recordable instruments which the parties so direct to be recorded in the Official Records of the Recorder of the County in which the Properties are located. If permitted by applicable law, the Escrow Holder is hereby instructed not to affix the amount of any Transfer Tax (as defined in Section 4.6(b)(v) hereof) on the face of the Deeds, but to pay on the basis of a separate affidavit of Seller not made a part of the public record;

(c) Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained;

(d) Deliver to Buyer the Title Policies; and

(e) Deliver to Seller the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

(f) Comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). For purposes hereof, HCP’s tax identification number is 33-0091377 and HCP/Indiana’s tax identification number is 33-0828747. The Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorney’s fees and other litigation expenses, arising or resulting from the failure or refusal of the Escrow Holder to comply with such reporting requirements.

Section 4.5 Credits and Prorations.

(a) All income and expenses of the Properties shall be apportioned as of 12:01 a.m. on the day of Closing as if Buyer were vested with title to the Properties during the entire day upon which Closing occurs. Such prorations, if and to the extent known and agreed upon as of the Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer) by increasing or reducing the cash to be paid by Buyer at the Closing. Any such prorations not determined or not agreed upon as of the Closing shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing. Such prorated items include without limitation the following:

(i) all Rents and any other income with respect to the Properties received by the Closing, if any;

(ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Properties;

(iii) any improvement assessment liens or other similar assessments which encumber the Properties, it being understood that Seller shall have no obligation to pay all or any portion of the principal amount of any such assessments, except to the extent required under the terms of such assessments to be paid prior to Closing;

(iv) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing tentatively on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility and adjusted when actual information is available;

(v) all amounts payable with respect to the Operating Agreements and all Leasing Commissions and Tenant Inducement Costs as provided in Section 4.5(b)(vii) hereof; and

(vi) any other operating expenses or other items pertaining to the Properties which are customarily prorated between a buyer and a seller in the County in which the Properties are located.

(b) Notwithstanding anything contained in Section 4.5(a) hereof with respect to each Property:

(i) Rent actually received under the Leases shall be apportioned as of the Closing Date. With respect to any Rent arrearages existing under the Leases on the Closing Date, after Closing, Buyer shall promptly pay to Seller any Rent actually collected by Buyer that is applicable to the period preceding the Closing Date and Seller shall promptly pay to Buyer any Rent actually collected by Seller that is applicable to the period on or after the Closing Date; provided, however, that (i) all Rent received by Seller or Buyer within the first ninety (90) day period after the Closing shall be applied first to delinquent Rent, if any, in the order of its maturity, and then to current Rent, and (ii) all Rent received by Seller or Buyer after the first ninety (90) day period after the Closing shall be applied first to then current Rent and then to delinquent Rent, if any, in the inverse order of maturity. After the Closing, Buyer shall make good faith efforts to collect all Rent arrearages in accordance with Buyer’s normal collection practices; provided, however, that Buyer need not institute litigation to collect Rent due under such Lease prior to Closing. Seller shall be permitted to pursue collection of any Rent arrearages applicable to the period prior to the Closing, provided that Buyer shall not incur any (and Seller shall indemnify, defend and hold Buyer harmless against) all cost, expense or liability in connection therewith and provided further that Seller shall not commence any, legal or equitable proceedings against any tenant with respect to the collection of any Rent arrearages following the Closing;

(ii) At Closing, Seller shall credit to the account of Buyer the amount of any cash Security Deposits held by Seller pursuant to the Leases (to the extent such Security Deposits have not been applied against delinquent Rents under the Leases) and any interest earned thereon which by law or the terms of the Leases is required to be paid or refunded to tenants under the Leases;

(iii) All real property taxes and assessments assessed or levied against or with respect to the Property in 2007, which are due and payable in 2008, and for all tax years prior thereto (including for the tax year 2006, which taxes were not timely billed in 2007, and therefore are now payable in 2008) shall be the responsibility of Seller. All real property taxes and assessments assessed or levied against or with respect to the Property for 2008, which are due and payable in 2009, and for all tax years thereafter shall be the responsibility of Buyer. At Closing, Seller shall pay all real property taxes and assessments assessed or levied against or with respect to the Property for which Seller is responsible as herein provided, to the extent the same are known and due and payable as of the Closing Date. If the actual amount of any real property taxes and assessments assessed or levied against or with respect to the Property for which Seller is responsible as herein provided are known as of the Closing Date, but not yet due and payable as of the Closing Date, then Buyer shall assume responsibility for the same and Buyer shall receive a credit against the Purchase Price at the Closing for such real property taxes and assessments and Buyer shall thereafter pay such real property taxes and assessments when due. If the actual amount of any real property taxes and assessments assessed or levied against or with respect to the Property for which Seller is responsible as herein provided are not yet known as of the Closing Date, then the parties shall estimate such real property taxes and assessments based upon the most recent assessment or available estimates and the following shall apply: (i) Buyer shall receive a credit against the Purchase Price at the Closing for such estimated amount of such real property taxes and assessments for which Seller is responsible as herein provided; (ii) Buyer shall assume responsibility for payment of such taxes and assessments and shall pay the same when due; and (iii) the parties shall re-prorate such taxes and assessments after the actual assessment(s) are known;

(iv) Charges referred to in Section 4.5(a) hereof (including real property taxes and assessments pursuant to Section 4.5(a)(iii) hereof) which are payable by any tenant directly to a third party or which are reimbursable as Additional Rent as provided below shall not be apportioned hereunder and Buyer shall look solely to the tenant responsible therefor for the payment of such charges; provided however, that with respect to this Section 4.5 (b)(iv), the same shall not apply to the extent that any such tenant(s) has paid such property taxes and/or assessments to Seller or its agent as a part of Additional Rent, or otherwise, for any period for which such taxes and assessments remain unpaid and outstanding in respect of the Real Estate.  For purposes of clarity, if Seller has collected such amounts from any such tenant(s) in respect of accrued but unpaid taxes and assessments for which Buyer is responsible or for which Buyer has otherwise agreed to assume payment as provided in Section 4.5(b)(iii) above, Seller shall credit the same against the Purchase Price for the benefit of Buyer at Closing as further provided in Section 4.5(b)(vi); provided, however, that Seller shall not credit any such amounts against the Purchase Price to the extent that Seller is responsible for the payment of such property taxes and/or assessments pursuant to Section 4.5(b)(iii) above. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Buyer shall credit to Seller an amount equal to all such charges so paid by Seller.

(v) As to utility charges referred to in Section 4.5(a)(iv) hereof, Seller may upon notice to Buyer elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

(vi) Any percentage rent, charges for real estate taxes, parking charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base Rent under the Leases (collectively, the “Additional Rents”) shall be prorated on the Closing Date between Buyer and Seller based on the best estimate of Buyer and Seller (and taking into account the prior year adjustments and a good faith estimate of any real property taxes and assessments). Prior to Closing, Seller shall deliver to Buyer for its review and approval a preliminary statement setting forth its estimate of the proration of such Additional Rents. Buyer and Seller shall complete a final proration of Additional Rents as soon as practicable after Closing, but in any event within ninety (90) days thereafter; provided, however, if such final proration cannot be reasonably completed within such ninety (90) day period because any real estate taxes and assessments for any applicable period are not yet known, then such final proration shall be completed as soon as such taxes and assessments are actually known. Prior to Closing, and as part of the preliminary statement, Seller shall provide Buyer with information regarding Additional Rents which were received by Seller prior to closing and the amount of reimbursable expenses paid by Seller prior to Closing. On or before the date which is sixty (60) days after Closing, Buyer shall deliver to Seller a reconciliation of all expenses reimbursable by tenants under the Leases, and the amount of Additional Rents received by Seller and Buyer relating thereto (the “Reconciliation”); provided, however, that if such Reconciliation cannot reasonably be completed within such sixty (60) day period because any real estate taxes or assessments for any applicable period are not yet known, then such Reconciliation shall be prepared by Buyer and delivered to Seller promptly following the date the same are actually known. Upon reasonable notice and during normal business hours, each party shall make available to the other all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Seller, Seller shall promptly, but in no event later than fifteen (15) days after receipt of the Reconciliation, pay to Buyer the amount of such overpayment and Buyer, as the landlord under the particular Leases, shall pay or credit to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller, Buyer shall pay to Seller the amount of such underpayment within fifteen (15) days following Buyer’s receipt of any such amounts from the tenants and after the Closing Buyer shall make good faith efforts to collect any underpayments (including for any real estate taxes and assessments that are not yet known, when such amounts are known) in accordance with Buyer’s normal collection practices; provided, however, that Buyer need not institute litigation to collect the same under any Lease. Notwithstanding anything to the contrary herein, Seller shall deliver to Buyer or credit against the Purchase Price at Closing any amounts collected by Seller on account of Additional Rents from tenants, which based upon Seller’s estimates, exceeds the actual Additional Rent owing from such tenants through the Closing (i.e., amounts collected from such tenants on account of Additional Rent in excess of such tenants’ actual year-to-date share of expenses for which the same have been collected); and

(vii) On the Closing Date, Buyer shall be responsible for the payment of (A) all “Tenant Inducement Costs” (as hereinafter defined) and “Leasing Commissions” (as hereinafter defined), which become due and payable (whether before or after Closing) as a result of any “New Lease Documents” (as hereinafter defined) executed prior to Closing and approved or deemed approved by Buyer pursuant to Section 5.5(b), and all other reasonable third party attorneys’ fees that are incurred by Seller in connection therewith and evidenced by an invoice from any such third party attorney (“Legal Fees”), (B) all Tenant Inducement Costs, Leasing Commissions and Legal Fees with respect to those Leases or amendments to Leases identified on Schedule 4.5(b)(vii) hereof (herein, the “Specified Existing Leases”), and (C) all Tenant Inducement Costs, Leasing Commissions and Legal Fees with respect to New Lease Documents, signed or entered into from and after the date of Closing; provided, however, that to the extent any tenant under a New Lease Document signed or executed after the Effective Date commences payment of Rent under such New Lease Document prior to the Closing, then with respect to such Tenant Inducement Costs, Leasing Commissions and Legal Fees relating thereto, the same shall be prorated between Buyer and Seller, with Buyer responsible for that portion thereof equal to the number of days in the stated term of such New Lease Document after the Closing and Seller responsible for that portion thereof equal to the number of days in the stated term prior to the Closing; provided further, however, that should any such Leasing Commissions, Tenant Inducement Costs or Legal Fees be due and payable prior to Closing, Seller shall pay such commission or cost and upon Closing, Seller shall receive a credit equal to the amount of such Leasing Commissions, Tenant Inducement Costs or Legal Fees paid. The term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement cost, lease buyout costs, and moving, design, refurbishment, free rent, and club membership allowances. The term “Leasing Commissions” includes all expenses connected with or arising out of the negotiation, execution and delivery of the Leases, including brokers’ commissions, leasing fees and legal fees, if any. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be solely responsible for all Leasing Commissions, Tenant Inducement Costs and Legal Fees incurred with respect to all Leases executed or signed prior to the Effective Date (other than the Specified Existing Leases); provided, however, that to the extent that any Tenant Inducement Costs for which Seller is responsible as herein provided are unpaid, unexpired or otherwise apply to any period after the Closing Date or any Leasing Commissions or Legal Fees are unpaid as of the Closing Date, Buyer shall receive a credit against the Purchase Price for all such Tenant Inducement Costs, Leasing Commissions and Legal Fees. In such event, from and after the Closing Buyer shall assume all obligations for any Tenant Inducement Costs, Leasing Commissions or Legal Costs for which Seller is otherwise responsible as herein provided to the extent of any credit received by Buyer against the Purchase Price at the Closing.

(c) Seller may prosecute an appeal of the real property tax assessment for any tax years prior to and including the tax year 2007 (which taxes are payable in 2008), and may take related action which Seller deems appropriate in connection therewith. Buyer shall cooperate with Seller in connection with any appeal and collection of a refund of real property taxes and assessments for any tax year prior to and including 2007 (which amounts are payable in 2008), but shall not be obligated to incur any expense in connection therewith. Seller shall own and hold all right, title and interest in and to such appeal and refund respecting all tax years prior to and including the tax year 2007, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Buyer, Buyer shall promptly pay to Seller any amounts relating to any tax year prior to and including 2007. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller and Buyer for all costs, if any, incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Properties pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers any tax year prior to and including 2007, and to Buyer to the extent such appeal covers any tax year after 2007. If, solely as a result of any appeal by Seller of the real property tax assessment for any tax years prior to and including 2007, an increase in or additional real estate taxes are levied against any Real Property then, subject to the provisions of Section 4.5(b) hereof, Seller shall reimburse Buyer for all such increase or additional real estate taxes attributable to any tax year prior to and including 2007, unless such increases are payable by any tenant.

(d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Buyer shall prepare a final proration statement which shall be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed. Upon Seller’s acceptance and approval of any final proration statement submitted by Buyer, such statement shall be conclusively deemed to be accurate and final. Any such revenue or expense amount shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following Closing.

(e) Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing under which any entity comprising the Seller is the borrower; and (ii) none of the Seller’s insurance policies (if any) relating to the Properties will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date. Notwithstanding the foregoing, Buyer acknowledges that Seller has incurred certain indebtedness secured by a lien on the Methodist Medical Plaza II Property (the “Identified Debt”). At Closing, Buyer shall take title to such Property subject to the Identified Debt and, immediately upon Closing through Escrow, pay-off in full the entire outstanding amount owing in connection with the Identified Debt, including, without limitation, the entire principal amount thereof, all accrued and unpaid interest thereon, and any prepayment premiums, yield maintenance premiums or similar costs in connection therewith (collectively, the “Pay-Off Costs”). Prior to the Closing, and as a condition to Buyer’s agreement to take the Methodist Medical Plaza II Property subject to the Identified Debt and pay off the same at Closing, Seller shall obtain a so-called pay-off letter from the lender of the Identified Debt, which letter shall specify the total Pay-Off Costs therefore and that such Identified Debt must be paid in full immediately upon the Closing (the “Pay-Off Letter”) and deliver a copy of the same to Buyer and Escrow Holder. The total Pay-Off Costs paid by Buyer through Escrow to the lender of the Identified Debt shall be credited against the Allocated Purchase Price for such Property and the total Purchase Price at Closing. If Seller is unable to deliver the Pay-Off Letter on or prior to the Closing, then Seller shall be solely responsible for paying in full the Identified Debt at Closing through Escrow out of the proceeds otherwise payable to Seller in connection with the transactions contemplated hereby. If Seller delivers the Pay-Off Letter on or prior to the Closing, and Buyer takes title to the Methodist Medical Plaza II Property subject to the Identified Debt and pays through Escrow immediately upon the Closing all Pay-Off Costs in connection therewith as herein provided, Seller hereby agrees to indemnify, defend (with counsel reasonably satisfactory to Buyer) and hold Buyer and its successors and assigns harmless against all cost, expense or liability in connection therewith, including, without limitation, for any additional amounts claimed due and owing by the lender of such Identified Debt or any other obligations of the “borrower” (other than the Pay-Off Costs) in connection with the Identified Debt. The provisions of this Section 4.5(e) shall survive the Closing and shall not be subject to the survival and liability limitations set forth in Section 5.2 hereof.

(f) The provisions of this Section 4.5 shall survive Closing.

Section 4.6 Transaction Taxes and Closing Costs

(a) Seller and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i) one-half (1/2) of the escrow fee, if any, which is charged by the Escrow Holder;

(ii) with respect to each Property, the premium for the ALTA Standard Coverage Owner’s Policy of Title Insurance (or its equivalent in applicable jurisdiction) to be issued to Buyer by the Title Company at Closing; and

(iii) the cost of any Curative Endorsements;

(iv) except as expressly provided in Section 4.5 hereof, all costs incurred in connection with the prepayment, satisfaction or reconveyance of any loan under which Seller is the borrower and which is secured by any of the Properties, including, without limitation, all prepayment, reconveyance and recording fees, penalties or charges, and any legal fees associated therewith; and

(v) all documentary transfer tax or similar tax (including, without limitation, City, County and State documentary transfer taxes, as applicable) which becomes payable by reason of the transfer of the Properties by Seller to Buyer (collectively, “Transfer Taxes”).

(c) Buyer shall pay the fees of any counsel representing Buyer in connection with this transaction. Buyer shall also pay the following costs and expenses:

(i) one-half (1/2) of the escrow fee, if any, which is charged by the Escrow Holder;

(ii) the fees for recording the Deeds;

(iii) with respect to each Property, the premium for any extended portion of the Owner’s Policy of Title Insurance (or its equivalent in applicable jurisdiction) to be issued to Buyer by the Title Company at Closing; and

(iv) the cost of all endorsements for each Title Policy, excluding all Curative Endorsements;

(v) the cost of any New Surveys and Buyer’s own due diligence expenses.

(d) The Personal Property is included in this sale without charge, however, Buyer shall be responsible for the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property.

(e) All costs and expenses incident to this transaction and the Closing thereof, and not specifically described above or elsewhere in this Agreement shall be allocated in accordance with the closing customs for the County in which the Property is located.

(f) The provisions of this Section 4.6 shall survive the Closing.

Section 4.7 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing (unless another date is specified) of all of the conditions set forth in this Section 4.7, any or all of which may be waived by Buyer in its sole and absolute discretion. In the event Buyer terminates this Agreement, which termination shall apply to all, but not less than all, of the Properties, due to the non-satisfaction of any such conditions, then the termination provisions set forth in Section 3.7 hereof shall apply.

(a) Seller shall have delivered to Buyer (or to Buyer through the Escrow Holder) all of the items required to be delivered to Buyer at or prior to the Closing pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (with appropriate modification as permitted under this Agreement);

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing;

(d) The Title Company shall have issued or is irrevocably committed to issue the Title Policies;

(e) No “Major Tenant” (as defined in Section 4.7(h) hereof) shall be in material default under its Lease with regard to any matter that was not previously disclosed in any ESNDA (excluding all Unacceptable ESNDAs) delivered pursuant to this Agreement nor shall any Major Tenant, in each case subsequent to the Effective Date, have (i) given notice that it is discontinuing operations at any Property, (ii) filed bankruptcy or sought any similar debtor protective measure or (iii) be the subject of an involuntary bankruptcy;

(f) As of the Closing Date, no Seller shall have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against any Seller an involuntary case, nor shall any Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against any Seller in an involuntary case or appoints a Custodian of any Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law; and

(g) Seller shall have obtained all third party consents necessary for the transfer or sale of the Properties to Buyer on or before the “Approval Date” (as defined in Section 4.9(e) hereof).

(h) Within five (5) Business Days following the Effective Date, Buyer shall prepare and deliver to Seller a completed Estoppel, Subordination, Nondisturbance and Attornment Agreement in substantially the applicable form attached hereto as Exhibit E (the “ESNDAs”) with respect to each tenant under a Lease of the Property. Within two (2) Business Days after receipt by Seller of such completed ESNDAs from Buyer, Seller shall deliver such completed ESNDAs to each applicable tenant and request that the same be signed by the applicable tenant and returned to Seller within ten (10) days after Seller’s delivery thereof. Seller shall use commercially reasonable efforts to obtain an executed ESNDA from each of the tenants under the Leases on or prior to five (5) Business Days before Closing; provided, however, that in no event shall Seller be required to declare an event of default under any Lease for a tenant’s failure to deliver an ESNDA or otherwise be required to institute legal proceedings against any tenant in connection therewith. It shall be a condition to Buyer’s obligation to close hereunder that Seller obtain and provide Buyer with ESNDAs from all tenants under the Leases whose leased premises, in the aggregate, comprise at least eighty percent (80%) of the rentable square feet of the Properties (in the aggregate) that is leased as of the Effective Date, and which must include each tenant leasing 10,000 rentable square feet or more (each, a “Major Tenant”). Buyer shall have three (3) Business Days after receipt of each ESNDA executed by the applicable tenant to review and approve such ESNDAs; provided, however, that Buyer shall be required to approve an ESNDA unless it (i) contains a material discrepancy (as determined by Buyer in Buyer’s reasonable good faith business judgment) from the applicable Lease, (ii) deviates in a substantial and materially adverse manner from the applicable form ESNDA attached hereto as Exhibit E (as determined by Buyer in Buyer’s reasonable good faith business judgment), or (iii) discloses an alleged material breach (as determined by Buyer in Buyer’s reasonable good faith business judgment) by Seller, as landlord, under any Lease (each an “Unacceptable ESNDA”). Notwithstanding the preceding sentence, any deviation from, or changes by a tenant to, the applicable form ESNDA attached hereto as Exhibit E that are necessary to conform such form ESNDA to the applicable provisions of the subject Lease shall not provide the basis for Buyer to deem such ESNDA an Unacceptable ESNDA. If Buyer timely notifies Seller of any Unacceptable ESNDA, Seller shall have until the earlier of five (5) days after notice from Buyer or the Closing to cure such matter and cause the applicable tenant to execute a replacement ESNDA removing all references to the matter to which Buyer had objected. If Seller is unable to cure such matter and/or obtain a replacement ESNDA executed by the applicable tenant, then Buyer’s sole remedy shall be to either (i) waive the requirement for delivery of such ESNDA and proceed to Closing without any abatement in the Purchase Price, or (ii) terminate this Agreement in its entirety in which case the provisions of Section 3.7 hereof shall apply. In no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, the failure to obtain an executed ESNDA from the tenants under the Leases. Notwithstanding anything to the contrary in this Section 4.7(h), (x) Seller shall not be required to execute any ESNDA as the “Landlord” under the applicable Lease, (y) Buyer shall execute each ESNDA as the “Landlord” and shall cause its lender to execute each such ESNDA as the “Mortgagee” and (z) Buyer shall not be entitled to terminate this Agreement in the event that Seller, Buyer and/or Mortgagee fail to so execute each ESNDA.

Section 4.8 REA Estoppels. Buyer shall also have the right to seek and approve of estoppel certificates (“REA Estoppels”) from any parties to or owners of property subject to any material reciprocal construction, easement, operating or similar agreement affecting any Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting any Property, all such agreements and declarations being referred to herein as an “REA”. Within five (5) Business Days following the Effective Date, Buyer shall prepare and deliver to Seller completed REA Estoppels in forms reasonably acceptable to Buyer and Seller for delivery to any such parties to REAs (the “REA Parties”) that Buyer desires to obtain. Within two (2) Business Days after receipt of such completed REA Estoppels from Buyer, Seller shall deliver such completed REA Estoppels to the applicable REA Parties and request that such REA Party sign and return such completed REA Estoppel to Seller within ten (10) days after Seller’s delivery thereof; provided, however, that if Seller does not have the current address or contact information for any such REA Party, then Seller shall use good faith, commercially reasonable efforts to obtain such information and deliver the completed REA Estoppel to the applicable REA Party as soon as reasonably practicable. If, after using good faith, commercially reasonable efforts to obtain such information, Seller is unable to obtain a current address or contact information for any such REA Party, Seller shall promptly notify Buyer thereof in writing and shall be relieved of any further obligation to deliver an REA Estoppel to any such REA Party as to which such information is unavailable. Seller shall use commercially reasonable efforts to obtain an executed REA Estoppel from each REA Party requested by Buyer; provided, however, that (a) in no event shall Seller be required to declare an event of default under any REA for such REA Party’s failure to deliver an REA Estoppel or otherwise be required to institute legal proceedings against any REA Party in connection therewith, and (b) it shall not be a condition to Buyer’s obligation to close hereunder that Seller obtain and provide Buyer with any REA Estoppel, it being understood and agreed that Seller’s inability or failure to obtain any such REA Estoppels shall not give rise to any right of Buyer to terminate this Agreement with respect to all or any of the Properties. Notwithstanding the foregoing, if Seller is unable or fails to obtain any such REA Estoppel, it shall be a condition to Buyer’s obligation to close hereunder on the Property encumbered by the applicable REA that the Title Company issue (y) an ALTA 9.5 endorsement to any Owner’s Policy of Title Insurance to be issued to Buyer by the Title Company with respect to the Property encumbered by the applicable REA, which endorsement shall be unqualified with respect to the nonexistence of violations of such REA and (z) an ALTA 9.3 endorsement to any Lender’s Policy of Title Insurance to be issued to Buyer’s lender by the Title Company with respect to the Property encumbered by the applicable REA, which endorsement shall be unqualified with respect to the nonexistence of violations of such REA. If Seller is unable or fails to obtain any such REA Estoppel and the Title Company is unwilling or unable to issue such endorsements, then Buyer’s sole remedy shall be to either (i) waive the requirement that Seller obtain such REA Estoppel and such endorsements and proceed to Closing without any abatement in the Purchase Price, or (ii) terminate this Agreement in its entirety in which case the provisions of Section 3.7 hereof shall apply. If Seller obtains any such REA Estoppel, however, Seller shall deliver the same to Buyer and Buyer shall have three (3) Business Days after receipt of each executed REA Estoppel to review and approve such REA Estoppel; provided, however, that Buyer shall be required to approve an REA Estoppel unless it (i) contains a material discrepancy (as determined by Buyer in Buyer’s reasonable good faith business judgment) from the terms of the applicable REA, (ii) deviates in a substantial and materially adverse manner from the form delivered to the applicable REA Party (as determined by Buyer in Buyer’s reasonable good faith business judgment), or (iii) discloses an alleged material breach (as determined by Buyer in Buyer’s reasonable good faith business judgment) by Seller under such REA (each an “Unacceptable REA Estoppel”). Notwithstanding the preceding sentence, any deviation from, or changes by an REA Party to, the applicable form REA Estoppel prepared by Buyer that are necessary to conform such form to the applicable provisions of the subject REA shall not provide the basis for Buyer to deem such REA Estoppel an Unacceptable REA Estoppel. If Buyer timely notifies Seller of any Unacceptable REA Estoppel, Seller shall have until the earlier of five (5) Business Days after notice from Buyer or the Closing to cure such matter and cause the applicable REA Party to execute a replacement REA Estoppel removing all references to the matter to which Buyer had objected. If Seller is unable to cure such matter and/or obtain a replacement REA Estoppel, then Buyer’s sole remedy shall be to either (i) waive Buyer’s disapproval of the Unacceptable REA Estoppel and proceed to Closing without any abatement in the Purchase Price, or (ii) terminate this Agreement in its entirety in which case the provisions of Section 3.7 hereof shall apply. In no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, the failure to obtain an executed REA Estoppel from any REA Parties.

Section 4.9 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the date of Closing (unless another date is specified) of all of the following conditions, any or all of which may be waived by Seller in its sole and absolute discretion:

(a) Seller shall have received the Purchase Price as adjusted as provided herein, and payable in the manner provided for in this Agreement;

(b) Buyer shall have delivered to Seller (or to Seller through the Escrow Holder) all of the items required to be delivered to Seller at or prior to the Closing pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;

(c) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modification as permitted under this Agreement);

(d) Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the date of Closing;

(e) Within five (5) days following the expiration of the Contingency Period (the “Approval Date”), this Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of HCP; and

(f) Seller shall have obtained all third party consents necessary for the transfer or sale of the Properties to Buyer by the Approval Date.

Notwithstanding anything to the contrary in this Agreement, if the conditions set forth in Section 4.9(e) or (f) hereof are not satisfied by the Approval Date, then Buyer shall be entitled to receive the actual documented out-of-pocket costs and expenses, including, without limitation, all attorneys fees, that it has theretofore incurred in connection with this transaction, not to exceed the aggregate amount of Three Hundred Thousand Dollars ($300,000).

Section 4.10 Additional Conditions Relating to Certain Preemptive Rights. Seller and Buyer acknowledge and agree that each Property identified on Exhibit A as a “Preemptive Rights Property” is subject to a right of first offer, right of first refusal or similar pre-emptive right to purchase in favor of a third party (each, a “Preemptive Right”). Within five (5) Business Days after the Effective Date, Seller shall prepare and deliver (unless the same has previously been prepared and delivered) to the applicable holder of each such Preemptive Right (each, a “Right Holder”) a notice (each, a “Right Notice”) that is effective to offer or otherwise trigger such Right Holder’s Preemptive Right with respect to the applicable Preemptive Right Property(ies) in accordance with the terms thereof. Each such Right Notice shall also request that such Right Holder affirmatively waive in writing such Preemptive Right with respect to the transactions contemplated hereby in writing. Seller shall concurrently provide Buyer with a copy of each such Right Notice that is sent to a Right Holder and shall use commercially reasonable efforts to obtain such written affirmative waiver from each Right Holder of its Preemptive Right with respect to the transactions contemplated hereunder, it being understood and agreed, however, that each Preemptive Right may survive the transactions contemplated hereby with respect to any future sale or other transfer of such Preemptive Right Property to a subsequent purchaser. In no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, the failure of Seller to obtain a written affirmative waiver of any Preemptive Right by any Right Holder. Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell, or cause to be sold, each Preemptive Rights Property shall be subject to and contingent upon the current Right Holder having, to the extent applicable and required to terminate the applicable Preemptive Right or such Preemptive Right to lapse with respect to the transactions contemplated by this Agreement, either (i) executed a written affirmative waiver thereof, or (ii) elected not to or failed to exercise timely such Preemptive Right to purchase such Property in accordance with the terms of such Preemptive Right. Seller shall promptly notify Buyer and Escrow Holder in writing if and when either of the conditions set forth in clause (i) or (ii) have been satisfied (the “Waiver Notice”) and (a) if the condition in clause (i) above has been satisfied, a copy of the written affirmative waiver shall be enclosed with the Waiver Notice, and (b) if the condition in clause (ii) has been satisfied, an executed written statement from Seller certifying that the applicable Right Holder has failed to timely exercise its Preemptive Right in accordance with the terms of any such Preemptive Right shall be enclosed with the Waiver Notice. In the event either clause (i) or (ii) is not satisfied with respect to any Preemptive Rights Property prior to the expiration of the Contingency Period or the applicable Right Holder under a Preemptive Right timely exercises its Preemptive Right with respect to any Preemptive Right Property prior to the expiration of the Contingency Period, then in either case such Property shall automatically be deemed and treated as a “Removed Property” (as defined in Section 4.11 hereof) for all purposes under this Agreement.

Section 4.11 Termination of Agreement With Respect to Certain Properties. This Agreement may be terminated with respect to one or more Properties, but less than all, only for the following reasons:

(a) If the condition set forth in Section 4.10 hereof with respect to any Preemptive Rights Property is not satisfied or the applicable Right Holder under a Preemptive Right timely exercises its Preemptive Right with respect to any Preemptive Right Property, or

(b) Buyer exercises its right to terminate this Agreement with respect to one or more Properties, but less than all, pursuant to and in accordance with Article VII hereof.

Any Property as to which this Agreement is terminated pursuant to either subsection (a) or (b) above shall be excluded from the transactions contemplated by this Agreement and shall be known as a “Removed Property.” If any Property becomes a Removed Property the following shall apply: (i) the Purchase Price payable on the Closing Date for all of the Properties minus the Removed Property (the “Remaining Properties”) shall be reduced by the Allocated Purchase Price of the Removed Property, (ii) the Allocated Deposit for the Removed Property shall be returned to Buyer and the Deposit shall be reduced accordingly, (iii) Buyer and Seller shall each be liable for one-half of any escrow fees or charges allocated to the Removed Property, (iv) Buyer and the Seller shall promptly execute and deliver to Escrow Holder or the Title Company such documents as Escrow Holder or the Title Company may reasonably require to evidence the withdrawal of the Removed Property, (v) all instruments in escrow with respect to such Removed Property shall be returned to the party depositing the same, (vi) Buyer shall return all items relating to such Removed Property previously delivered by Seller to Buyer (without representation or warranty of any kind, express or implied), and all non-proprietary inspection reports prepared for Buyer with respect to any Removed Property by independent third parties (provided that in no event shall Buyer be required to deliver any attorney-client communications or any internal memoranda prepared by counsel to Buyer), (vii) all of Seller’s and Buyer’s rights, liabilities, obligations, representations and warranties with respect to such Removed Property shall be void and of no further force and effect, except for any indemnity obligations of any party with respect to such Removed Property pursuant to the provisions of this Agreement or the Other Transaction Documents or otherwise expressly stated in this Agreement or the Other Transaction Documents to survive termination with respect to the Removed Properties, and (viii) all of Seller’s and Buyer’s rights, liabilities, obligations, representations and warranties with respect to the Remaining Properties, together with all of the other applicable terms of this Agreement, shall remain in full force and effect with respect to all Remaining Properties. Notwithstanding anything to the contrary contained herein, if any Preemptive Rights Property becomes a Removed Property by reason of clause (a) above, and Buyer proceeds to Closing on all then Remaining Properties, then at Closing Seller shall reimburse Buyer for its actual documented out-of-pocket costs and expenses that it has theretofore incurred in connection with this transaction relating to any such Preemptive Rights Property that has become a Removed Property pursuant to clause (a) above through the date thereof (including a portion of any such costs and expenses that are not directly attributable to any particular Property (the “Non-Property Specific Costs”) and that were incurred prior to the date such Preemptive Rights Property became a Removed Property as determined by multiplying Buyer’s total incurred Non-Property Specific Costs by a fraction, the numerator of which consists of the aggregate rentable square feet of the Removed Property, and the denominator of which consists of the aggregate rentable square feet of all of the Properties) and any escrow and title fees or charges allocated to the Removed Property, but in no event to exceed the aggregate amount of Seventeen Thousand Dollars ($17,000.00) per Removed Property. The provisions of this Section 4.11 shall survive the Closing or any earlier termination of this Agreement.

ARTICLE V.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Effective Date, and as of the Closing Date:

(a) Organization and Qualification. HCP has been duly organized, is validly existing under the laws of the State of Maryland, and is qualified to do business in the State in which the Properties owned by HCP are located. HCPI/Indiana has been duly organized, is validly existing under the laws of the State of Delaware, and is qualified to do business in the State in which the Properties owned by HCPI/Indiana are located. Seller has full power and authority to enter into this Agreement and, subject to the satisfaction of the conditions set forth in Sections 4.9(e) and (f) and 4.10 hereof, to perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly and validly authorized by all necessary action on the part of each Seller and, subject to the satisfaction of the conditions set forth in Sections 4.9(e) and (f) and 4.10 hereof, the performance of this Agreement and the execution, delivery and performance of all documents contemplated hereby by the Seller has been duly and validly authorized by all necessary action on the part of each Seller. Subject to the satisfaction of the condition set forth in Section 4.9(e) hereof , this Agreement is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. The person signing this Agreement on behalf of each Seller is authorized to do so.

(b) No Conflicts. The execution and delivery by Seller of, and subject to the satisfaction of the condition set forth in Section 4.9(e) hereof, the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s charter, articles or certificate of incorporation, formation or organization, bylaws or other documents or instruments which establish and/or set forth the rules, procedures and rights with respect to Seller’s governance, including, without limitation, any stockholders, limited liability company, operating or partnership agreement related to Seller, in each case as amended, restated, supplemented and/or modified and in effect as of the date hereof, (ii) to Seller’s knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller, or (iii) to Seller’s knowledge, constitute a violation of any judgment, decree or order applicable to Seller.

(c) Seller Not a Foreign Person; Patriot Act Compliance.

(i) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(ii) To the extent applicable to Seller, to Seller’s knowledge Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

(d) Litigation. To Seller’s knowledge, except as disclosed on Schedule 5.1(d) attached hereto, Seller is not a party to any ongoing or pending actions, suits, arbitrations, unsatisfied orders or judgments, government investigations or proceedings which, if adversely determined, could individually or in the aggregate materially and adversely affect the Properties or otherwise materially interfere with the consummation of the transaction contemplated by this Agreement.

(e) Employees. There are no on-site employees of Seller at the Properties, and following the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Properties.

(f) Compliance with Laws and Environmental Conditions. To Seller’s knowledge, except as expressly set forth in the Property Documents, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Properties, including, without limitation, Laws relating to “Hazardous Materials.” For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended .(42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et sec.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et seg.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls.

(g) Leases. Schedule 1.1(d) attached hereto sets forth a correct list of all Leases to which Seller is a party, the common name of the tenant thereunder, and the amount of any Security Deposit that has been provided to Seller in connection with each such Lease. No Security Deposit held by Seller is in a form other than cash.

(h) Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Properties or any portion thereof.

(i) Operating Agreements. To Seller’s knowledge, except for the Operating Agreements, Seller has not directly entered into any third party agreements, written or oral, relating to the upkeep, repair, maintenance, management, leasing or operation of the Land, Improvements or Personal Property or any portion thereof.

(j) IRPTL. To Seller’s knowledge, none of the Properties qualify as “property” (I.C. 13-11-2-174) as used in the Indiana Responsible Property Transfer Law (“IRPTL”) (I.C. 13-25-3-1 through 13-25-3-15) and, therefore, the transfers contemplated by this Agreement are not subject to the provisions of IRPTL.

The term “knowledge” as used herein with respect to Seller, shall mean the current actual and not implied or constructive knowledge, and without the duty of investigation or independent inquiry, of Glenn Preston, Vice President of HCP and Drew Cressman, Director, Asset Management (“Seller’s Designated Representatives”). Notwithstanding anything to the contrary contained herein, neither Seller’s Designated Representatives, nor any of Seller’s Designated Representatives’ agents, representatives or designees, shall be personally liable for any inaccuracy or breach by Seller of the representations and warranties contained herein or elsewhere in this Agreement and/or any other document or instrument executed by Seller in connection with or pursuant to this Agreement.

Section 5.2 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1, as updated in accordance with Section 4.2(f) of this Agreement, and/or set forth in any estoppel certificate or other document or agreement delivered by Seller pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby (all such representations and warranties of Seller, collectively, the “Seller’s Representations”), shall survive Closing for a period of twelve (12) months. No claim for a breach of any Seller’s Representation shall be actionable or payable unless each of the following conditions is satisfied: (a) the valid claims for all such breaches, if any, collectively aggregate more than Two Hundred Fifty Thousand Dollars ($250,000), (b) written notice containing a description of the nature of such breach shall have been given by Buyer to Seller prior to the expiration of said twelve (12) month period and an action shall have been commenced by Buyer against Seller within sixty (60) days after the termination of the survival period provided for above in this Section 5.2, and (c) the Closing has occurred and Buyer did not have verifiable knowledge that the applicable Seller’s Representation was incorrect prior to Closing. Buyer agrees to concurrently seek recovery against Seller and under any insurance policies, the Title Policies and other applicable agreements, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from any sums recovered from such insurance policies, Title Policies or other applicable agreements. Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Seller’s aggregate liability to Buyer for breach of any Seller’s Representations exceed an amount equal to three percent (3%) of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, or (ii) Seller be liable for any consequential damages of Buyer or any punitive damages.

Section 5.3 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date that:

(a) Organization and Qualification. Buyer has been duly organized and is validly existing and in good standing under the laws of its State of incorporation/formation and is, or will be prior to Closing, in good standing in the States in which the Properties are located. Buyer has, or will have prior to Closing, full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer has been duly and validly authorized by all necessary action on the part of Buyer and this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. The person signing this Agreement on behalf of each Seller is authorized to do so.

(b) No Conflicts. The execution and delivery by Buyer of, and the performance of and compliance by Buyer with, the terms and provisions of this Agreement, do not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Buyer’s charter, articles or certificate of incorporation, formation or organization, bylaws or other documents or instruments which establish and/or set forth the rules, procedures and rights with respect to Buyer’s governance, including, without limitation, any stockholders, limited liability company, operating or partnership agreement related to Buyer, in each case as amended, restated, supplemented and/or modified and in effect as of the date hereof, (ii) to Buyer’s knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Buyer, or (iii) to Buyer’s knowledge, constitute a violation of any judgment, decree or order applicable to Buyer.

(c) Absence of Litigation. To Buyer’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(d) No Bankruptcy. Buyer has not made a general assignment for the benefit of creditors or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness, and to Buyer’s knowledge no involuntary bankruptcy action has been filed or threatened against Buyer.

(e) ERISA Compliance. Buyer is not acquiring the Properties with the assets of an “employee benefit plan” under, and as such term is defined in, the Employee Retirement Income Security Act of 1974.

(f) Patriot Act Compliance. To the extent applicable to Buyer, to Buyer’s knowledge, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such Laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

(g) Compliance at Closing. The representations and warranties contained in this Section 5.3 shall be deemed to have been made again as of the Closing.

The term “knowledge” as used herein with respect to Buyer shall mean the current actual and not implied or constructive knowledge, and without duty investigation or independent inquiry of Danny Prosky, Executive Vice President of Acquisitions, Health Care Properties, Grubb & Ellis Realty Investors (the “Buyer’s Designated Representatives”). Notwithstanding anything to the contrary contained herein, neither Buyer’s Designated Representatives, nor any of Buyer’s Designated Representatives’ agents, representatives or designees, shall be personally liable for any inaccuracy or breach by Buyer of the representations and warranties contained herein or elsewhere in this Agreement and/or any other document or instrument executed by Buyer in connection with or pursuant to this Agreement.

Section 5.4 Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in Section 5.3 hereof, as updated as of the Closing in accordance with Section 4.3(c) of this Agreement, shall survive Closing for a period of twelve (12) months. No claim for a breach of any representation or warranty of Buyer shall be actionable or payable unless written notice containing a description of the nature of such breach shall have been given by Seller to Buyer prior to the expiration of said twelve (12) month period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Buyer be liable for any consequential damages of Seller or any punitive damages.

Section 5.5 Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement, each Seller covenants as follows:

(a) Maintenance/Operation. Seller shall conduct its business with respect to the Properties in a reasonable and prudent manner in the ordinary course of its business consistent with past practice.

(b) Leases. Following the Effective Date and prior to the expiration of the Contingency Period, Seller shall have the right to enter into any amendment, renewal or expansion of an existing Lease or any new Lease respecting the Property (as applicable, each a “New Lease Document”); provided, however, that Seller shall, within two (2) Business Days thereof, provide an executed copy of such New Lease Document (together with any brokerage agreements, listing agreements or other agreements relating to the payment of any Leasing Commissions, Tenant Inducement Costs and/or Legal Fees incurred in connection with such New Lease Document together with whatever credit and background information, if any, Seller then possesses with respect to any party subject to each New Lease Document) to Buyer for its review during the Contingency Period as part of Buyer’s due diligence respecting the Property; and provided further that if Buyer has not disapproved of any such New Lease Document prior to the expiration of the Contingency Period, or three (3) Business Days after receipt of a New Lease Document, whichever is later, such New Lease Document shall be deemed approved. From and after the expiration of the Contingency Period, or three (3) Business Days after receipt of a New Lease Document, whichever is later, any New Lease Document which Seller wishes to execute shall be submitted to Buyer prior to execution by Seller. Buyer shall have three (3) Business Days after its receipt thereof to notify Seller in writing of either its approval or disapproval thereof, including all Tenant Inducement Costs and Leasing Commissions to be incurred in connection therewith. If Buyer informs Seller within such three (3) Business Day period that Buyer does not approve such New Lease Document, which approval may be given or withheld in Buyer’s sole discretion, then this Agreement shall continue in full force and effect and Seller shall not enter into such New Lease Document. If Buyer fails to notify Seller in writing of its approval or disapproval within such three (3) Business Day period set forth above, then Buyer shall be deemed to have approved of such New Lease Document. At Closing, Buyer shall reimburse Seller for any Tenant Inducement Costs, Leasing Commissions or Legal Fees incurred by Seller pursuant to Section 4.5(b)(vii) hereof.

(c) Representations and Warranties. Seller shall not take any action that would cause any of the representation or warranties of Seller contained herein (with appropriate modifications permitted under this Agreement), to become inaccurate in any material respect or any of the covenants of Seller to be breached in any material respect. If, at any time after execution of this Agreement and prior to Closing, Seller becomes aware of any fact or information which makes a representation or warranty of Buyer contained in this Agreement untrue in any material respect, Seller shall promptly disclose such fact in writing to Buyer.

(d) Liens. Subject to Seller’s rights under Section 10.3, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Properties, or create any lien, security interest, easement, encumbrance, charge, or condition affecting the Properties (other than the Permitted Exceptions).

(e) Operating Agreements. Following the Effective Date and prior to the expiration of the Contingency Period, Seller shall have the right to enter into any amendment or renewal of an Operating Agreement or any new Operating Agreement respecting the Properties (as applicable, each a “New Operating Agreement Document”); provided, however, that Seller shall concurrently provide an executed copy of such New Operating Agreement Document to Buyer for its review during the Contingency Period as part of Buyer’s due diligence respecting the Property; and provided further that if Buyer has not disapproved of any such New Operating Agreement Document prior to the expiration of the Contingency Period or three (3) Business Days after receipt of a New Operating Agreement Document, whichever is later, such New Operating Agreement Document shall be deemed approved, subject to Buyer’s rights pursuant to Section 3.3 hereof. From and after the expiration of the Contingency Period, any New Operating Agreement Document which Seller wishes to execute shall be submitted to Buyer prior to execution by Seller. Buyer shall have three (3) Business Days after its receipt thereof to notify Seller in writing of either its approval or disapproval thereof. If Buyer informs Seller within such three (3) Business Day period that Buyer does not approve such New Operating Agreement Document, which approval may be given or withheld in Buyer’s sole discretion, then this Agreement shall continue in full force and effect and Seller shall not enter into such New Operating Agreement Document. If Buyer fails to notify Seller in writing of its approval or disapproval within such three (3) Business Day period set forth above, then Buyer shall be deemed to have approved of such New Operating Agreement Document.

(f) Compliance. Seller shall use commercially reasonable efforts to comply timely with all material obligations to be performed by it under the Leases.

(g) Tenant Defaults. Seller shall provide Buyer with copies of (a) any default letters sent to or received from tenants under the Leases and, (b) any copies of correspondence received from a tenant under the Leases that it is discontinuing operations at any Property or seeking to re-negotiate its Lease and (c) notices of bankruptcy filings received with respect to any tenant under the Leases, in each case to the extent received by Seller subsequent to the Effective Date.

(h) 8-K and Audit Requirements. Seller acknowledges that it has been advised that Buyer may assign this Agreement to one or more publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals (“Registered Company”) and that in such event the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Properties. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following, in each case to the extent relating solely to the Properties, provided Buyer reimburses Seller for Seller’s reasonable out-of-pocket costs incurred in connection with creating the same: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period; (viii) check register for the three (3) months following the Audited Year and Stub Period; (ix) the Leases and five (5) year lease schedules, to the extent applicable; (x) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; and (xi) a signed 8-K audit letter in the form attached hereto as Exhibit O. The provisions of the foregoing two (2) sentences shall survive the Closing.

Section 5.6 Covenants of Buyer. Until the Closing Date or the sooner termination of this Agreement, Buyer shall not take any action that would cause any of the representations or warranties of Buyer contained herein (with appropriate modifications permitted under this Agreement) to become inaccurate in any material respect or any of the covenants of Buyer to be breached in any material respect. If at any time after execution of this Agreement and prior to Closing, Buyer becomes aware of any fact or information which makes a representation or warranty of Seller contained in this Agreement untrue in any material respect, Buyer shall promptly disclose such fact in writing to Seller.

ARTICLE VI.

DEFAULT

Section 6.1 Default by Buyer. If the sale of the Properties as contemplated hereunder is not consummated due to Buyer’s default hereunder, which remains uncured after five (5) days written notice from Seller to Buyer identifying such default, then Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages as more particularly set forth in Section 1.6 hereof. The foregoing notwithstanding, no right to cure shall extend the Closing Date.

Section 6.2 Default by Seller.

(a) If the sale of the Properties as contemplated hereunder is not consummated due to a default under this Agreement by Seller, which remains uncured after five (5) days written notice from Buyer to Seller identifying such default, then Buyer shall be entitled, as its sole and exclusive remedy, to either (i) receive (x) the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder (other than those obligations that expressly survive a termination of this Agreement), and (y) in connection with any such termination, and solely with regard to any such Seller default of which Buyer does not have verifiable knowledge prior to the expiration of the Contingency Period, Buyer shall be entitled to receive the actual documented out-of-pocket costs and expenses that it has theretofore incurred in connection with this transaction, not to exceed the aggregate amount of Three Hundred Thousand Dollars ($300,000), or (ii) to enforce specific performance of Seller’s obligation to consummate this transaction as contemplated by this Agreement. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. The foregoing notwithstanding, no right to cure shall extend the Closing Date.

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(b)

AS A MATERIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY WAIVES FOR ANY DEFAULT BY SELLER (A) ANY RIGHT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE, PART 2, TITLE 4.5, SECTION 4.05 THROUGH 4.05.61 OR ANY OTHER SIMILAR STATE OR FEDERAL STATUTE OR AT COMMON LAW OR OTHERWISE TO RECORD OR FILE A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTIES UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY, (B) ANY RIGHT TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER (EXCEPT TO THE EXTENT THAT BUYER IS ENTITLED TO RECOVER COSTS AND EXPENSES PURSUANT TO SECTION 6.2(a), SECTION 10.17 AND IN CASES OF FRAUD), AND (C) ITS RIGHT TO BRING ANY ACTION THAT WOULD IN ANY WAY AFFECT TITLE TO OR RIGHT OF POSSESSION OF ALL OR ANY PORTION OF THE PROPERTIES UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. EXCEPT IN CASES OF FRAUD, BUYER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389 AND ANY SIMILAR STATE OR FEDERAL STATUTE. BUYER ACKNOWLEDGES AND AGREES THAT PRIOR TO THE CLOSING, BUYER SHALL NOT HAVE ANY RIGHT, TITLE OR INTEREST IN AND TO THE PROPERTIES OR ANY PORTION THEREOF UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. BUYER HEREBY EVIDENCES ITS SPECIFIC AGREEMENT TO THE TERMS OF THIS WAIVER BY PLACING ITS SIGNATURE OR INITIALS IN THE SPACE PROVIDED HEREINAFTER.

/s/ S J	/s/ T K

Buyer’s Initials	Seller’s Initials on behalf of each Seller

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Section 6.3

Recoverable Damages. Notwithstanding Section 6.1 and Section 6.2 hereof, in no event shall the provisions of Section 6.1 and Section 6.2 limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement or the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 10.17 hereof.

ARTICLE VII.

CASUALTY OR CONDEMNATION

Section 7.1 Risk of Loss. In the event of loss or damage to the Properties, or any portion thereof, due to damage, fire or other casualty or condemnation, this Agreement shall remain in full force and effect without any reduction in the Purchase Price, provided that at Closing Seller shall assign to Buyer all of Seller’s right, title and interest in and to any and all claims and proceeds Seller may have with respect to any policy of insurance or condemnation awards relating to the premises in question pursuant to an assignment and assumption agreement mutually acceptable to both Seller and Buyer, except that (a) in the event of damage, fire or other casualty, if any such loss or damage is fifteen percent (15%) or more of the Allocated Purchase Price for any single Property (as determined by an architect or other qualified expert mutually agreed upon between the parties), then Buyer shall have the right to elect to treat any such Property as a Removed Property, in which event the provisions of Section 4.11 hereof shall apply, (b) in the event of damage, fire or other casualty, if any such loss or damage, in the aggregate, to one or more of the Properties is fifteen percent (15%) or more of the Purchase Price (as determined by an architect or other qualified expert mutually agreed upon between the parties), then Buyer shall have the right to elect to terminate this Agreement in its entirety with respect to all Properties, in which event Section 3.7 hereof shall apply, (c) if before Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a “material” (as defined below) part of any single Property or any such taking adversely affects the use or operation of any Property in a manner that reduces the value of such Property by more than fifteen percent (15%) of the Allocated Purchase Price (as determined by a third party appraiser mutually agreed upon between the parties), then Buyer shall have the right to treat any such Property as a Removed Property, in which event the provisions of Section 4.11 hereof shall apply, or (d) if before Closing, proceedings are commenced for the taking by exercise of the power of eminent domain and any such taking adversely affects the use or operation of any one or more of the Properties by fifteen percent (15%) or more of the Purchase Price (as determined by a third party appraiser mutually agreed upon between the parties), then Buyer shall have the right to terminate this Agreement, in which event Section 3.7 hereof shall apply, in each case exercisable by giving written notice to Seller within at least ten (10) Business Days after Buyer’s receipt of Seller’s written notice informing Buyer of such damage, fire or other casualty or condemnation. If Buyer does not elect to treat any single Property as a Removed Property or terminate this Agreement in its entirety, as applicable, within said ten (10) Business Day period, then Buyer shall be deemed to have elected to proceed with Closing without any reduction in the Purchase Price. For the purposes of this Section, the term “material” shall mean a taking that (a) results in the cancellation of, or rental abatement under, any Major Tenant, (b) has the effect of decreasing the square footage of the Improvements, or (c) reduces or eliminates access to any affected Property. Upon Closing, full risk of loss with respect to the Properties shall pass to Buyer.

ARTICLE VIII.

COMMISSIONS

Section 8.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller and Buyer each represents to the other that no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity, other than Seller’s advisor, Cain Brothers RE LLC (“Seller’s Advisor”). Except for Seller’s Advisor, whose fees shall be paid by Seller pursuant to the terms of a separate written agreement between Seller and Seller’s Advisor, each party hereby agrees that if any person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Properties by Seller to Buyer, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

ARTICLE IX.

DISCLAIMERS AND WAIVERS

Section 9.1 AS IS SALE., DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:

(a) SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTIES “AS IS, WHERE IS CONDITION, WITH ALL FAULTS”. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. NEITHER SELLER, NOR ANY, AFFILIATE OF SELLER, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTIES ARE BEING SOLD “AS IS.”

(c) BUYER REPRESENTS AND COVENANTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.

(d) UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES.

(e) BUYER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LOCAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

BUYER BEING AWARE OF THIS CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

__/s/ S J______
Buyer’s Initials

Section 9.2 Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement, and nothing in this Article IX waives any claims for fraud.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Confidentiality. Seller and Buyer each agree to maintain the confidentiality of the terms and provisions of this Agreement. Prior to Closing, Buyer and its representatives shall hold in confidence all data and information obtained from Seller or its agent with respect to Seller or its business (other than data and information which is publicly available), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that Buyer may disclose any data and information to its employees, officers, directors, lenders, consultants, accountants and attorneys or to any other persons who are involved in determining the feasibility of Buyer’s acquisition of the Properties, in each case who agree to treat any such data and information as confidential, except to the extent (a) required by a court order or by law, or (b) in connection with any legal proceeding concerning the Property or this Agreement. If this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly destroy or return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by either party hereto (or its respective agents or representatives) of this Section 10.1, the other party shall be entitled to an injunction restraining the party breaching or threatening to breach this Section 10.1 (or its respective agents or representatives) from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting either party hereto from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any termination of this Agreement.

Section 10.2 Public Disclosure. Prior to and after the Closing, any press release or other written release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form reasonably approved in writing by Buyer and Seller; provided, however, that any release of information required to be made pursuant to applicable law, including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ, shall not require approval from the other party; provided further, however, that, for the avoidance of doubt, any press release or similar voluntary written communication to the general public shall require the other party’s written consent which shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

Section 10.3 Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Seller may assign its rights under this Agreement to one or more affiliates of Seller or a qualified intermediary in connection with a 1031 Exchange (as defined below) without the consent of Buyer. Any other assignment of Seller’s rights under this Agreement shall require the consent of Buyer. In no event shall any assignment of this Agreement release or discharge Seller from any liability or obligation hereunder unless expressly agreed otherwise by Buyer in writing. Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion; provided, however, that Buyer shall be permitted to assign this Agreement without the prior consent of Seller to a Registered Company or one or more entities controlling, controlled by, or under common control with Buyer (each, a “Buyer-Affiliated Assignee”), provided that (a) Buyer shall send Seller written notice of its request at least five (5) Business Days prior to Closing, which request shall include the legal name of the proposed Buyer-Affiliated Assignee or Registered Company, as applicable, as well as any other information that Seller may reasonably request, (b) Buyer and the proposed Buyer-Affiliated Assignee or Registered Company, as applicable, shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder unless expressly agreed otherwise by Seller in writing. Notwithstanding any provision herein to the contrary, Seller shall be permitted, prior to Closing and without the consent of Buyer, to transfer one or more Properties to one or more affiliates of Seller, provided that (i) in no event shall any such transfer relieve Seller of Seller’s liability or obligations under this Agreement, (ii) at Closing, Seller shall cause the Properties to be conveyed to Buyer, (iii) Seller shall send Buyer written notice at least one (1) day prior to Closing informing Buyer of the legal name of the assignee, and (iv) Seller and the assignee shall execute an assignment and assumption of this Agreement and a copy shall be provided to Buyer at Closing.

Section 10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, United States Mail, postage prepaid, registered or certified mail, return receipt requested, or legible facsimile transmission with a confirmation sheet, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o HCP, Inc. 3760 Kilroy Airport Way, Suite 300 Long Beach, CA 90806 Attention: Legal Department Telephone No.: (562) 733-5100 Facsimile No.: (562) 733-5200
with a copy to:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention: David C. Meckler, Esq.
Telephone No.: (714) 540-1235
Facsimile No.: (714) 755-8290
E-Mail: David.Meckler@LW.com
If to Buyer:	Grubb & Ellis Realty Investors, LLC
1551 North Tustin Avenue, Suite 200
Santa Ana, California 92705
Re: G&E Healthcare REIT Medical Portfolio 3, LLC
Attention: Mr. Danny Prosky,
Executive Vice President of Acquisitions
Telephone No.: (714) 667-8252
Facsimile No.: (714) 918-9138
E-Mail: danny.prosky@grubb-ellis.com
and
Attention: Mr. Mat Streiff, Esq. Real Estate Counsel Telephone No.: (714) 667-8252 Facsimile No.: (714) 918-9102 E-Mail: mathieu.streiff@grubb-ellis.com
with a copy to:	Cox, Castle & Nicholson, LLP 2049 Century Park East, 28th Floor Los Angeles, California 90067 Attn: Joseph E. Magri, Esq. Phone: (310) 284-2262 Fax: (310) 277-7889 E-Mail: jmagri@coxcastle.com
If to Title Company:	First American Title Insurance Company
50 South Hope Street, Suite 1950
Los Angeles, CA 90071
Attention: Glen M. Trowbridge Esq.
Phone: (213) 271-1712
Fax: (213) 271-1778
E-Mail: gtrowbridge@firstam.com
If to Escrow Holder:	First American Title Insurance Company 550 South Hope Street, Suite 1950 Los Angeles, CA 90071 Attention: Barbara Laffer Phone: (213) 271-1702 Fax: (818) 450-0135 E-Mail: blaffer@firstam.com

Section 10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, and that certain (a) letter Confidentiality Agreement between Buyer and Seller, dated as of March 18, 2008 and (b) Access Agreement between Buyer and Seller, dated of even date with the Effective Date (collectively, the “Other Transaction Documents”), contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter (including, without limitation, that certain proposal letter, dated as of May 7, 2008, submitted by Buyer to Seller’s Advisor, which proposal letter shall be of no further force or effect from and after the Effective Date).

Section 10.7 Schedules and Exhibits. All references in this Agreement to exhibits and schedules shall, unless otherwise expressly provided, be deemed to be references to the exhibits and schedules attached to this Agreement. All such exhibits and schedules attached hereto are incorporated into this Agreement as though fully set forth herein.

Section 10.8 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.8 shall survive Closing.

Section 10.9 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 10.10 Electronically Transmitted Signatures. In order to expedite the transaction contemplated herein, telecopied signatures or signatures sent by electronic mail may be used in place of original signatures on this Agreement or any document delivered pursuant hereto (other than the Deeds, the notarized original of which shall be required prior to Closing). Seller and Buyer intend to be bound by the signatures on the telecopied or electronically mailed document, are aware that the other party will rely on the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

Section 10.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

Section 10.12 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any principle or rule of law that would require the application of the law of any other jurisdiction. Each party hereby (a) irrevocably submits to the exclusive jurisdiction of the state and federal courts of the state of California and consents to service of process of any legal proceeding arising out of, or in connection with, this Agreement, by any means authorized by the laws of the state of California; (b) agrees that the state courts of Los Angeles County, California, or in the United States District Court for the District in which Los Angeles County is located shall be the exclusive venue and irrevocably waives, to the fullest extent permitted by law, any objection which any party may now or hereafter have to the laying of venue of any litigation arising out of, or in connection with, this Agreement, brought in the state courts of Los Angeles County, California, or in the United States District Court for the District in which Los Angeles County is located; and (c) irrevocably waives any claim that any litigation brought in any such court has been brought in an inconvenient forum. Buyer and Seller agree that the provisions of this Section 10.12 shall survive the Closing or any termination of this Agreement.

Section 10.13 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 10.14 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 10.15 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to take effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 10.16 Recordation. This Agreement many not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.16 shall survive the Closing or any termination of this Agreement.

Section 10.17 Attorneys’ Fees. Notwithstanding anything to the contrary in this Agreement, in the event either party files a lawsuit or demand for arbitration or other legal action (including in bankruptcy court) in connection with this Agreement, or any provisions contained herein or therein, then the party that prevails in such action shall be entitled to recover, in addition to all other remedies to which it is entitled, reasonable attorneys’ fees and costs incurred in such action. Any court costs and attorneys’ fees shall be set by the court or arbitrator and not by jury. The provisions of this Section 10.17 shall survive the Closing or any termination of this Agreement.

Section 10.18 Time of the Essence. Time is of the essence of each and every provision of this Agreement.

Section 10.19 Several Liability. Buyer acknowledges and agrees that all of the obligations of the entities constituting Seller hereunder are several and not joint, and that such entities shall be personally liable and responsible only for the Property or Properties as to which it holds title as of the Closing Date.

Section 10.20 Changes to Property Entitlements. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision map, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Properties prior to the Closing, and Buyer agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the Properties shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit. Nothing herein shall be deemed to prevent or limit Buyer’s right to seek any zoning or other compliance letter from any applicable governmental authorities.

Section 10.21 Dates. If, pursuant to this Agreement, any date indicated herein falls on any non-Business Day, the date so indicated shall mean the next Business Day following such date. As used herein, the term “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a California State or national holiday or a day on which commercial banks in New York or California are generally not open for business.

Section 10.22 Waiver of Jury Trial. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

Section 10.23 No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

Section 10.24 1031 Exchange. Seller and Buyer acknowledge and agree that the purchase and sale of the Properties (or portions thereof) may be part of a multi-property transaction to qualify as a tax-free exchange, including potentially a so-called reverse Starker exchange (“1031 Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended, for either Buyer or Sellers. Each party agrees to take commercially reasonable efforts at the other party’s request to allow such other party to attempt to qualify for a 1031 Exchange by, including, without limitation: (i) executing and delivering amendments to this Agreement and/or amendments to and restatements of this Agreement so that the transactions contemplated hereby are incorporated into one or more cross-contingent agreements; (ii) executing and delivering one or more assignments of this Agreement or any of the agreements described in the preceding clause (i) from Buyer to an affiliate of Buyer or from any Seller to an affiliate of Seller or to a qualified exchange accommodator of either Buyer or Seller or their respective affiliates; and (iii) executing and delivering such other documents as may be reasonably requested; provided, however, that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, (c) no party making such accommodation shall incur any additional liability, costs or expenses in connection with such exchange and (d) no dates in this Agreement will be extended as a result thereof. Either party’s failure to effectuate any intended 1031 Exchange shall not relieve such party from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of such 1031 Exchange shall not be a condition precedent to such party’s obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:
HCP, INC., a Maryland corporation By: /s/ Thomas Klaritch Name: Thomas Klaritch Its: Executive Vice President
HCPI/INDIANA, LLC, a Delaware limited liability company By: HCP, Inc., a Maryland corporation, its Managing and Sole Member By: /s/ Thomas Klaritch Name: Thomas Klaritch Its: Executive Vice President

[Signature Pages Continue on Following Page]

BUYER:
G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company By: /s/ Shannon K S Johnson Name: Shannon K S Johnson Its: Authorized Signatory

Escrow Holder hereby acknowledges that it has received a fully executed copy (or executed counterparts) of the foregoing Agreement and agrees to act as the Escrow Holder thereunder and to be bound by the provisions thereof.

ESCROW HOLDER:
FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Barbara Laffer	Date: June 2nd, 2008

Name: Barbara Laffer Title: Escrow Officer

WIRING INSTRUCTIONS
Wire to:	First American Trust FSB
5 First American Way
Santa Ana, CA 92707
ABA Number:	122241255
For Credit To:	First American Title Insurance Company
Account Number:	3021820000
Reference:	File No.: NCS-351538-BL
Attn: Barbara Laffer
Phone: 213-271-1702
Customer Name:	HCPIndiana Portfolio